EX 99(d)(1)

JOHN HANCOCK CALIFORNIA TAX FREE INCOME FUND

on behalf of John Hancock California Municipal Bond Fund

AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT

AMENDMENT made this 22nd day of September, 2022 to the Investment Management Contract dated June 30, 2020 (the “Agreement”), between John Hancock California Tax-Free Income Fund, a Massachusetts business trust, on behalf of its series John Hancock California Municipal Bond Fund (formerly, John Hancock California Tax Free Income Fund) (the “Fund”), and John Hancock Investment Management (the “Adviser”), a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SECTION 5 - COMPENSATION OF THE ADVISER

Section 5 of the Agreement, “COMPENSATION OF THE ADVISER,” is hereby amended to reflect the following fee schedule for the Fund:

	First	Next	Next	Excess over
	$500 Million	$500 Million	$1 billion	$2 billion
	of Average	of Average	of Average	of Average
	Daily	Daily	Daily	Daily
Fund	Net Assets	Net Assets	Net Assets	Net Assets
John Hancock California Municipal Bond Fund	0.510%	0.460%	0.435%	0.410%

2.	EFFECTIVE DATE

This Amendment shall become effective as of October 1, 2022, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND

on behalf of John Hancock California Municipal Bond Fund

(formerly, John Hancock California Tax Free Income Fund)

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Jay Aronowitz
Chief Investment Officer

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